UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2018

ADIENT PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37757	98-1328821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25-28 North Wall Quay, IFSC

Dublin 1, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 414-220-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2018, Adient plc (“Adient”) announced that Douglas G. DelGrosso will become the new President and Chief Executive Officer of Adient, with such appointment to be effective October 1, 2018 (the “Effective Date”). Mr. DelGrosso will also become a member of the Board of Directors of Adient (the “Board”). Mr. DelGrosso joins Adient from Chassix, Inc., a global, vertically integrated manufacturer of aluminum and iron cast and machined chassis sub-frame automotive components, where he has served as Chief Executive Officer since January 2016.

In connection with Mr. DelGrosso’s appointment, Frederick A. (Fritz) Henderson will no longer serve as interim Chief Executive Officer of Adient, with his last day in such role being September 30, 2018. Mr. Henderson was appointed by the Board as interim Chief Executive Officer in June 2018. John M. Barth will cease serving as the interim Chairman of the Board on September 30, 2018, although Mr. Barth will remain a director. On the Effective Date, Mr. Henderson will become non-executive Chairman of the Board. The size of the Board will be increased from seven to eight directors on the Effective Date.

Mr. DelGrosso, age 56, brings to the President and Chief Executive Officer role substantial automotive industry leadership and operational expertise, including through his role at Chassix and his experience serving as president and chief executive officer of Henniges Automotive, Inc., a privately-held global automotive sealing and anti-vibration company, from August 2012 to December 2015. Mr. DelGrosso also spent five years at TRW Automotive, where he last served as vice president and general manager for the company’s global braking and suspension operations, and twenty years at Lear Corporation, where he last served as president and chief operating officer. Mr. DelGrosso served on the Board of Directors of Lincoln Educational Services Corporation (Nasdaq:LINC) from 2014 to 2015. Mr. DelGrosso earned a bachelor’s degree in mechanical engineering from Lawrence Technological University and a master’s degree in business administration from Michigan State University.

In connection with his appointment, Adient provided to Mr. DelGrosso a written offer letter (the “Offer Letter”), which was accepted by Mr. DelGrosso, and which provides for the following compensation terms for Mr. DelGrosso. Mr. DelGrosso will receive an initial base salary of $1,150,000 per year, and is eligible to participate in Adient’s performance-based cash incentive bonus program, with a target annual bonus equal to 150% of his base salary and an opportunity to earn up to 200% of base salary for performance above target, subject to the performance metrics determined annually by the Compensation Committee of the Board. Mr. DelGrosso will be eligible to receive annual long-term equity incentive awards, in the form and with applicable performance goals to be determined by the Compensation Committee of the Board and as granted in accordance with Adient’s normal equity grant practices, with a target grant date value of $7,300,000. He will also be eligible for Adient’s standard employee benefits as in effect from time to time on the same basis as generally made available to other senior management of Adient.

In addition, to compensate Mr. DelGrosso for equity awards and other dividend compensation that he had the opportunity to earn at his previous employer but that were forfeited in connection with his change in employment, Adient will grant to Mr. DelGrosso a one-time equity award in the form of performance share units (“PSUs”) issued under Adient’s 2016 Omnibus Plan with a grant date target value of $7,000,000. The PSUs will be earned and become vested based on the difference in (i) the average closing price of Adient ordinary shares over the ten trading days before and ten trading days after Mr. DelGrosso’s start date with Adient (the “Starting Price”) and (i) the average closing price of Adient ordinary shares over the 10 trading days before and 10 trading days after the third anniversary of the grant date as follows:

Ending Price as a Percent of Starting Price	Multiplier Against Granted PSUs
Less than Starting Price	75%
Equal to Starting Price	90%
Over 100% up to 150%	100%
Over 150% up to 200%	135%
Over 200% up to 250%	175%
Over 250%	250%

For Mr. DelGrosso to earn the full target value of the PSUs, the average closing price of an Adient ordinary share must be greater (as calculated by the formula discussed above) at the time of the third anniversary of the grant date than it was at the grant date. In addition, the PSUs will be forfeited by Mr. DelGrosso if he separates from service with Adient prior to the third anniversary of his start date unless due to death or disability.

Mr. DelGrosso will also receive a one-time cash bonus of $1,300,000 to compensate him for a forfeited 2018 bonus and forfeited dividends from his previous employer. This cash bonus is subject to repayment to Adient in full if Mr. DelGrosso’s employment ends for any reason other than termination by Adient without cause or due to death or disability prior to the second anniversary of his start date.

Additionally, Mr. DelGrosso will enter into a Key Executive Severance and Change of Control Agreement (the “Agreement”) with Adient, which is expected to be effective on the Effective Date or shortly thereafter, in generally the same form as the similar agreements between other senior executives and Adient. Under the Agreement, Mr. DelGrosso may be entitled to receive severance benefits upon a qualifying termination of employment. The Agreement also contains restrictive covenants. The benefits provided by the Agreement vary depending on whether a qualifying termination of employment is in connection with a change of control (as defined in the Agreements), as follows:

	Change of Control Termination	Non-Change of Control Termination
Qualifying Termination	During the two years after a change of control: • An involuntary termination other than for cause, disability or death • Resignation for good reason	• Involuntary termination other than for cause, disability or death • Resignation for good reason
Cash Severance	Three times the sum of base salary and average annual bonus	One and one-half times base salary
Bonus	Full current year annual bonus based on actual performance	Pro rata current year annual bonus based on actual performance
Benefits Replacement	Cash payment equal to monthly employer contributions for welfare benefits, retirement plans and car lease multiplied by 36	Cash payment equal to monthly employer contributions for welfare benefits, retirement plans and car lease multiplied by 18

	Change of Control Termination	Non-Change of Control Termination
Equity Awards

•  Vesting of awards accelerates on a change of control only if they are (1) not assumed or replaced or (2) terminated

•  Upon subsequent termination of employment, awards vest on a pro rata basis (subject to achievement of any applicable performance goals)

Awards vest on a pro rata basis (subject to achievement of any applicable performance goals)
Employee Obligations

•  Perpetual confidentiality covenant, trade secrets protection, non-disparagement, non-competition and non-solicitation for 12-18 months

•  Severance benefits are contingent on the Executive providing a release of claims to Adient

Excise Tax Gross-Up Payments	None

There are no family relationships between Mr. DelGrosso and any director or executive officer of Adient, and there are no relationships or related transactions between Mr. DelGrosso and Adient that would be required to be reported under Item 404 of Regulation S-K.

Additionally, Adient and Mr. DelGrosso will enter into indemnification agreements in substantially the same form that Adient has entered into with each of Adient’s other officers. The forms of such indemnification agreements were filed as Exhibits 10.5 and 10.6 to Amendment No. 1 to Adient’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2016.

The foregoing descriptions of the Offer Letter and the Agreement are only summaries and are qualified in their entirety by reference to the Offer Letter and the Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Offer Letter by Adient plc to Douglas DelGrosso

10.2	Form of Key Executive Severance and Change of Control Agreement between Adient plc and Douglas G. DelGrosso

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADIENT PLC

Date: September 13, 2018	By:	/s/ Cathleen A. Ebacher
	Name:	Cathleen A. Ebacher
	Title:	Vice President, General Counsel and Secretary

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